Exhibit 11

                          COMPUDYNE CORPORATION
                 COMPUTATION OF EARNINGS PER COMMON AND COMMON
                              EQUIVALENT SHARE
                  (In Thousands, Except for Per Share Data)



                                     Three Months Ended  Six Months Ended
                                           June 30,          June 30,

                                         1997    1996      1997    1996
                                        -----   -----     -----   -----
Primary earnings (loss) per share:
---------------------------------
   Earnings from continuing
     operations                        $  160  $  106    $  280  $  146
   Discontinued operations (loss)           -     (25)        -     (25)
                                        -----   -----     -----   -----
          Net earnings                 $  160  $   81    $  280  $  121
                                        =====   =====     =====   =====

Weighted average common and common
 equivalent shares                      2,847   1,808     2,847   1,808
Adjustment for options                    132       2        58      16
Assumed conversion of preferred
 shares                                 1,260   1,260     1,260   1,260
                                        -----   -----     -----   -----
    Primary Shares                      4,239   3,070     4,165   3,084
                                        =====   =====     =====   =====

Earnings (loss) per share:
   Continuing operations before
     extraordinary item                $  .04  $  .04    $  .07  $  .05
   Discontinued operations (loss)           -    (.01)        -    (.01)
                                        -----   -----     -----   -----
         Net earnings (loss)           $  .04  $ (.03)   $  .07  $  .04
                                         =====   =====    =====   =====


Fully diluted earnings (loss) per share:
---------------------------------------
   Earnings from continuing
    operations                         $  160  $  106    $  280  $  146
   Adjustment for interest on
     promissory notes                       -      11         -      22
   Discontinued operations (loss)           -     (25)        -     (25)
                                        -----   -----     -----   -----
          Net earnings                 $  160  $   92    $  280  $  143
                                        =====   =====     =====   =====


Weighted average common and
 common equivalent shares               4,239   3,070     4,165   3,084
Conversion of promissory notes              -     400         -     400
                                        -----   -----     -----   -----
     Fully diluted shares               4,239   3,470     4,165   3,484
                                        =====   =====     =====   =====

Earnings (loss) per share:
     Continuing operations before
      extraordinary item               $  .04  $  .03    $  .07  $  .05
     Discontinued operations (loss)         -    (.01)        -    (.01)
                                        -----   -----     -----   -----
            Net earnings               $  .04  $  .02    $  .07  $  .04
                                        =====   =====     =====   =====